Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS
ZEELAND, MI -- (Marketwired - October 20, 2016) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three months ended September 30, 2016.

3rd Quarter 2016 Quarter over Quarter Highlights

•	Revenue growth of 10% on flat light vehicle production

•	Gross Margin improved to 40.5% from 39.0%

•	Income from Operations increased by 15%

•	Net Income increased by 18%

•	Earnings per Diluted Share increased by 19% to $0.32 per diluted share

•	1.8 million shares repurchased during the quarter

•	$11.9 million of debt repaid during the quarter
For the third quarter of 2016, the Company is pleased to report net sales of $429.6 million, which was an increase of 10% compared to net sales of $389.8 million in the third quarter of 2015. The 10% sales growth was driven by a 9% quarter over quarter increase in auto-dimming mirror unit shipments, while overall automotive light vehicle production, in the Company's primary regions, declined approximately 40 basis points for the third quarter of 2016 when compared with the same quarter in 2015.
The gross profit margin in the third quarter of 2016 was 40.5%, compared with a gross profit margin of 39.0% in the third quarter of 2015. The quarter over quarter increase in the gross profit margin was driven by purchasing cost reductions and favorable product mix, which more than offset annual customer price reductions.
Income from operations for the third quarter of 2016 increased 15% to $134.2 million when compared to income from operations of $116.3 million for the third quarter of 2015 as a result of the improved gross margin and consistent financial discipline in the Company's operating expense growth.

Exhibit 99.1

Other income increased to $0.1 million in the third quarter of 2016 compared to a loss of $0.2 million in the third quarter of 2015, primarily due to an increase in realized gains on the sale of equity investments during the most recently completed quarter as compared to the same quarter last year.
Net income for the third quarter of 2016 increased 18% to $92.1 million compared with net income of $78.3 million in the third quarter of 2015.
Earnings per diluted share in the third quarter of 2016 increased 19% to $0.32, compared with earnings per diluted share of $0.27 in the third quarter of 2015. The increase was primarily driven by the increase in net income but was aided by a lower diluted share count on a quarter over quarter basis as a result of the Company continuing to execute a consistent capital allocation strategy.
Automotive net sales in the third quarter of 2016 were $419.8 million, an increase of 11% compared with automotive net sales of $379.9 million in the third quarter of 2015. As noted previously, this increase was driven by a 9% increase in auto-dimming mirror unit shipments quarter over quarter in addition to favorable shifts in product mix.
Other net sales in the third quarter of 2016, which includes dimmable aircraft windows and fire protection products, were $9.8 million, relatively consistent with other sales of $9.9 million in the third quarter of 2015.
Share Repurchases
During the third quarter of 2016, the Company repurchased 1.8 million shares of its common stock. As of September 30, 2016, the Company has approximately 9.0 million shares remaining available for repurchase, including the most recent authorization of 7.5 million shares by the Company's Board of Directors. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the third quarter of 2016, the Company paid down $10 million on its revolver loan in addition to its normally scheduled principal repayment on the Company's term loan. The Company may, at its discretion, pay additional principal toward its loans in the future, depending on macroeconomic trends,

Exhibit 99.1

capital expenditure spending, cash and money market interest rates, the amount of available free cash and other factors that it deems appropriate for timing and amounts of incremental debt repayments.
Future Estimates
The Company’s forecasts for light vehicle production for the 4th quarter of calendar year 2016 are based on the IHS Automotive October 2016 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive October light vehicle production forecast)
(in Millions)
Region	4Q 2016	4Q 2015	% Change	Calendar Year 2016	Calendar Year 2015	% Change
North America	4.38	4.33	1%	17.88	17.50	2%
Europe	5.35	5.21	3%	21.49	20.94	3%
Japan and Korea	3.42	3.43	—%	12.95	13.27	(2)%
Total Light Vehicle Production	13.15	12.97	1%	52.32	51.71	1%
Based on the October 2016 IHS light vehicle production forecast, current forecasted product mix and expense growth estimates, the Company has updated certain of its 2016 guidance. For the fourth quarter of 2016, the Company estimates that revenue will grow between 5 and 10% versus the same quarter last year.

2016 Calendar Year Guidance
Annual Guidance
Item	Updated as of 7/22/16	Updated as of 10/20/16
Net Sales	$1.68 - $1.72 billion	$1.68 - $1.71 billion
Gross Margin	39.0% - 39.5%	39.3% - 39.7%
Operating Expenses (E,R&D and S,G&A)	$150 - $158 million	$152 - $157 million
Tax Rate	31.5% - 32.5%	No change
Capital Expenditures	$115 - $130 million	No change
Depreciation & Amortization	$90 - $100 million	No change
Despite continued downward revisions to IHS 2017 light vehicle production estimates, the Company reaffirms its previous revenue estimates for calendar year 2017, which continues to be estimated to be over and above the foregoing 2016 revenue estimates in the range of 6 - 10%.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements

Exhibit 99.1

give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
Third Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. EDT today, October 20, 2016. The dial-in number to participate in the call is 888-215-7013, passcode 1162056. Participants may listen to the call via audio streaming at www.gentex.com or by visiting http://edge.media-server.com/m/p/8d93i5hd. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/WebcastArchives.

Exhibit 99.1

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
North American Interior Mirrors	2,259	2,242	1%	6,835	6,451	6%
North American Exterior Mirrors	921	871	6%	2,714	2,462	10%
Total North American Mirror Units	3,179	3,114	2%	9,549	8,913	7%
International Interior Mirrors	4,258	3,669	16%	12,771	10,903	17%
International Exterior Mirrors	1,675	1,541	9%	4,887	4,614	6%
Total International Mirror Units	5,933	5,210	14%	17,658	15,517	14%
Total Interior Mirrors	6,517	5,911	10%	19,606	17,354	13%
Total Exterior Mirrors	2,596	2,412	8%	7,601	7,076	7%
Total Auto-Dimming Mirror Units	9,113	8,324	9%	27,207	24,430	11%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015
Net Sales	$429,643,276	$389,829,139	$1,259,011,840	$1,138,025,071

Cost of Goods Sold	255,821,376	237,932,439	759,726,593	697,492,531
Gross profit	173,821,900	151,896,700	499,285,247	440,532,540

Engineering, Research & Development	23,585,115	21,505,461	69,748,112	65,408,256
Selling, General & Administrative	16,024,504	14,128,619	45,730,143	43,020,328
Operating Expenses	39,609,619	35,634,080	115,478,255	108,428,584

Income from operations	134,212,281	116,262,620	383,806,992	332,103,956

Other Income (Expense)	115,701	(214,878)	(2,300,688)	2,811,849
Income before Income Taxes	134,327,982	116,047,742	381,506,304	334,915,805

Provision for Income Taxes	42,263,336	37,715,317	122,676,422	104,841,502

Net Income	$92,064,646	$78,332,425	$258,829,882	$230,074,303

Earnings Per Share
Basic	$0.32	$0.27	$0.90	$0.78
Diluted	$0.32	$0.27	$0.89	$0.77
Weighted Average Shares
Basic	287,736,638	292,589,866	288,466,905	293,742,028
Diluted	290,453,825	295,377,478	291,024,663	296,994,572

Cash Dividends Declared per Share	$0.090	$0.085	$0.265	$0.250

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2016	December 31, 2015
ASSETS
Cash and Cash Equivalents	$534,518,281	$551,557,527
Short-Term Investments	152,235,753	4,547,355
Accounts Receivable, net	229,236,789	195,969,400
Inventories	179,353,603	174,695,411
Other Current Assets	13,471,694	57,239,099
Total Current Assets	1,108,816,120	984,008,792

Plant and Equipment - Net	450,781,365	412,720,270

Goodwill	307,365,845	307,365,845
Long-Term Investments	57,458,514	95,156,539
Intangible Assets	313,100,000	327,575,000
Patents and Other Assets	20,751,828	21,846,482
Total Other Assets	698,676,187	751,943,866

Total Assets	$2,258,273,672	$2,148,672,928

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$156,479,263	$131,006,546
Long-Term Debt	195,000,000	225,625,000
Deferred Income Taxes	50,529,019	69,524,621
Shareholders' Investment	1,856,265,390	1,722,516,761
Total Liabilities & Shareholders' Investment	$2,258,273,672	$2,148,672,928